UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2015

INVENT Ventures, Inc.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

814-00720	20-5655532
(Commission File Number)	(IRS Employer Identification No.)

1930 Ocean Avenue, #205 Santa Monica, CA 90405
(Address of principal executive offices)

(702) 943-0320
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 24, 2015 the Registrant filed an Form N-54c with the Securities and Exchange Commission (“SEC’) to withdraw its election under section 54(a) of the Investment Company Act.  After careful consideration of the 1940 Act requirements applicable to BDCs, an evaluation of the Company’s ability to operate as a going concern as an investment company, the cost of 1940 Act compliance needs, and a thorough assessment of potential alternative business models; the Board of Directors determined that continuation as a BDC is no longer in the best interest of the Company and its shareholders. On June 19, 2015 the Company filed a Definitive 14-C Information Statement with the SEC announcing that it would withdraw its election as a BDC after receiving unanimous consent from the Board of Directors and approval of shareholders holding 60.33% of its outstanding shares to do so.

The Company will now pursue a business model whereby it will continue to provide incubator and development services with a focus on building, operating and advising technology companies rather than making venture investments (the "New Business Model"). Specifically, the Company will continue to help customers and partners (“Clients”) to build and commercialize new technology products and help grow their business. As compensation for these services, the Company proposes to receive revenue to sustain operations and may receive shares of the Clients. The Company anticipates that the shares it receives as compensation will be assessed at par value. The Company will at all times report shares it receives as compensation on its periodic reports filed with the SEC.

In addition, the Company may acquire business entities by an exchange of shares. There can be no assurance that a merger, if any, will take place. The Company may also act as a holding company for operating businesses.

Under the New Business Model, the Company will at all times conduct its activities in such a way that it will not be deemed an "investment company" subject to regulation under the 1940 Act. Thus, it will not hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENT VENTURES, INC.

Date:  July 24, 2015

/s/ Bryce Knight

Bryce Knight

Chief Executive Officer